SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

          This Second Amendment to Employment Agreement (“Second Amendment”) between UNITED RENTALS, INC. (the “Company”) and MICHAEL J. KNEELAND (“Executive”) is hereby entered into as of March 10, 2008.

          WHEREAS, the parties entered into an Employment Agreement, dated as of June 5, 2006;

          WHEREAS, the parties entered into a First Amendment to Employment Agreement, dated August 1, 2007, which amended the Employment Agreement;

          WHEREAS, Executive was appointed interim Chief Executive Officer of the Company effective as of June 4, 2007;

          WHEREAS, the parties desire to amend the Employment Agreement to modify certain provisions, as indicated in this Second Amendment;

          AND WHEREAS, all other provisions of the Employment Agreement shall remain unchanged;

          NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties mutually agree that:

1.	Section 4(c)(ii) of the Employment Agreement is deleted in its entirety and replaced with the following text:

the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for the Covered Time (as determined pursuant to Section 5.2(a)). Such sums shall be paid at the times and in the amounts Executive’s Base Salary would have been paid had Executive’s employment not terminated; provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations, the payment of such sums shall be made as follows: (A) no payments shall be made for a six-month period following the date of termination, (B) an amount equal to six months of Base Salary shall be paid in a lump sum six months following the date of termination, and (C) during the period beginning six months following the date of termination through the remainder of the Covered Time, payment of the Base Salary shall be made at the times Executive’s Base Salary would have been paid had Executive’s employment not terminated; and

2.	A new Section 4(c)(iii) is added to the Employment Agreement, as follows:

payment of an amount equal to (X) if the Covered Time (as determined pursuant to Section 5.2(a)) is one year, Executive’s Target Allocation (as defined in the Annual Incentive Plan in effect at the time of such termination of employment) or (Y) if the Covered Time (as determined pursuant to Section 5.2(a)) is two years, two times Executive’s Target Allocation (as defined in the Annual Incentive Plan in effect at the time of such termination of employment). Such sums shall be paid in equal installments during the Covered Time at the times Executive’s Base Salary would have been paid had Executive’s employment not terminated; provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations, the payment of such sums shall be made as follows: (A) no payments shall be made for a six-month period following the date of termination, (B) an amount equal to six months of Base Salary shall be paid in a lump sum six months following the date of termination, and (C) during the period beginning six months following the date of termination through the remainder of the Covered Time, payment of the Base Salary shall be made at the times Executive’s Base Salary would have been paid had Executive’s employment not terminated; and provided further that no payments shall be made under this Section 4(c)(iii) until after January 1, 2009 and that any amounts that would otherwise be payable prior to such date shall be paid in a lump sum on the Company’s first regular payroll date occurring after such date.

3.	Section 4(d)(ii) is amended by appending to the end of such section the following language:

Notwithstanding the foregoing, the parties agree that, in the event that Executive is removed from the position of interim Chief Executive Officer, (X) such removal shall not, by itself or together with other conduct, constitute Good Reason (provided that such other conduct may independently give rise to Good Reason) and (Y) any determination whether Executive experiences Good Reason shall not consider any additional duties or responsibilities Executive was assigned during his tenure as interim Chief Executive Officer or the removal of such additional duties or responsibilities.

4.	Section 5.2(a) is amended by appending to the end of such section the following language:

Notwithstanding the foregoing, in the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Company shall within ninety days after such termination provide written notice to Executive indicating whether the Covered Time shall remain two years or be reduced, at the Company’s election, to one year. If the Company elects to reduce the Covered Time to one year, then the Covered Time shall be deemed to be one year for all purposes under this Agreement. If the Company fails to provide any written notice as required herein, then the Covered Time shall automatically be reduced to one year for all purposes.

          The terms and conditions of all other sections of the Employment Agreement shall remain unchanged and in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Second Amendment to be effective as of the date identified above.

UNITED RENTALS, INC.

By:	/s/ Roger Schwed	/s/ Michael J. Kneeland

Name:	Roger Schwed	MICHAEL J. KNEELAND
Title:	General Counsel